Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 1, 2010

iPath Exchange Traded Notes iPath® US Treasury 2-year Bull ETN iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption¹, based on the performance of the index less investor fees. The iPath® US Treasury 2-year Bull ETN is linked to the performance of the Barclays 2Y US Treasury Futures Targeted Exposure Index (the “Index”), and seeks to ….. NOTE DETAILS Ticker DTUL Intraday Indicative Value Ticker DTUL.IV Bloomberg Index Ticker BXIITETU CUSIP 06740L469 Primary Exchange NYSE Arca Investor Fee* 0.75%2 Index Multiplier** $0.10 Inception Date 08/09/2010 Maturity Date 08/13/2020 Index Barclays Capital 2Y US Treasury Futures Targeted Exposure IndexTM INDEX COMPOSITION*CBOT 2YR UST 100%December 2010 Long Positions † Weights of the underlying futures contracts in the Index expressed as a percentage of the total absolute dollar exposure of the portfolio. Source: Barclays Capital as of 06/10/2010. CLOSING INDICATIVE NOTE VALUE CALCULATION* * The investor fee is equal to the Yearly Fee times the closing indicative note value of your securities on the immediately preceding calendar day, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the closing indicative note value of your securities on the immediately preceding calendar day divided by 365. Published end-of-day to data providers such as Bloomberg Daily change in level of the underlying index Fixed multiplier of $0.10 converts index performance into changes in the ETN value Interest accrues in the favor of the investor based on a T-bills rate An annual fee of $0.75 p.a. accrues on a daily basis2 Reference value for ETN creates/redeems that day Yesterday’s ETN Value plus 1. Index Peformance times 2. Index Multiplier plus 3. Daily Interest minus 4. Daily fee equals Today’s ETN Value The effect of the index multiplier is to adjust the rate at which the value of the ETN changes in response to change in the underlying Index level. As a result of the index multiplier, the ETN will record a $0.10 gain or loss for every 1.00 point increase or decrease, respectively, in the level of the Index. ** ISSUER DETAILS Barclay’s Bank PLC long-term, unsecured obligations* S&P Rating AA- Moody’s Rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. * Investors should refer to the relevant prospectus for further details on how the ETN value is calculated, as well as for other important details and risk factors. TOTAL RETURNS QUARTER RETURN % 6-MONTH RETURN % 1-YEAR RETURN % SINCE NOTE INCEPTION % iPath® US Treasury 2-year Bull ETN N/A N/A N/A 2.84% (as of 09/30/2010) The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by visiting www.iPathETN.com. 1 In order to exercise the right to early redemption, investors must redeem at least 50,000 units of the iPath® US Treasury 2-year Bear ETN directly to the issuer, Barclays Bank PLC, on the relevant specified early redemption date, subject to the procedures described in the relevant prospectus. 2 In addition, on each “roll day” for the relevant Treasury futures contracts underlying the Index, $0.005 will be charged and deducted from the closing indicative note value of each ETN. See the applicable prospectus for more details.

iPath Exchange Traded Notes iPath® US Treasury 2-year Bull ETN iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption¹, based on the performance of the index less investor fees. The iPath® US Treasury 2-year Bull ETN is linked to the performance of the Barclays 2Y US Treasury Futures Targeted Exposure Index (the “Index”), and seeks to ….. NOTE DETAILS Ticker DTUL Intraday Indicative Value Ticker DTUL.IV Bloomberg Index Ticker BXIITETU CUSIP 06740L469 Primary Exchange NYSE Arca Investor Fee* 0.75%2 Index Multiplier** $0.10 Inception Date 08/09/2010 Maturity Date 08/13/2020 Index Barclays Capital 2Y US Treasury Futures Targeted Exposure IndexTM INDEX COMPOSITION*CBOT 2YR UST 100%December 2010 Long Positions † Weights of the underlying futures contracts in the Index expressed as a percentage of the total absolute dollar exposure of the portfolio. Source: Barclays Capital as of 06/10/2010. CLOSING INDICATIVE NOTE VALUE CALCULATION* * The investor fee is equal to the Yearly Fee times the closing indicative note value of your securities on the immediately preceding calendar day, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the closing indicative note value of your securities on the immediately preceding calendar day divided by 365. Published end-of-day to data providers such as Bloomberg Daily change in level of the underlying index Fixed multiplier of $0.10 converts index performance into changes in the ETN value Interest accrues in the favor of the investor based on a T-bills rate An annual fee of $0.75 p.a. accrues on a daily basis2 Reference value for ETN creates/redeems that day Yesterday’s ETN Value plus 1. Index Peformance times 2. Index Multiplier plus 3. Daily Interest minus 4. Daily fee equals Today’s ETN Value The effect of the index multiplier is to adjust the rate at which the value of the ETN changes in response to change in the underlying Index level. As a result of the index multiplier, the ETN will record a $0.10 gain or loss for every 1.00 point increase or decrease, respectively, in the level of the Index. ** ISSUER DETAILS Barclay’s Bank PLC long-term, unsecured obligations* S&P Rating AA- Moody’s Rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. * Investors should refer to the relevant prospectus for further details on how the ETN value is calculated, as well as for other important details and risk factors. TOTAL RETURNS QUARTER RETURN % 6-MONTH RETURN % 1-YEAR RETURN % SINCE NOTE INCEPTION % iPath® US Treasury 2-year Bull ETN N/A N/A N/A 2.84% (as of 09/30/2010) The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by visiting www.iPathETN.com. 1 In order to exercise the right to early redemption, investors must redeem at least 50,000 units of the iPath® US Treasury 2-year Bear ETN directly to the issuer, Barclays Bank PLC, on the relevant specified early redemption date, subject to the procedures described in the relevant prospectus. 2 In addition, on each “roll day” for the relevant Treasury futures contracts underlying the Index, $0.005 will be charged and deducted from the closing indicative note value of each ETN. See the applicable prospectus for more details.